Exhibit 4.1.6

Execution Copy

AMENDMENT NO. 6

dated as of April 14, 2015

to

Trust Indenture

of SPDR® GOLD TRUST

dated as of November 12, 2004

This Amendment (this “Amendment”), dated as of April 14, 2015, is to the Trust Indenture (the “Trust Indenture”) of the SPDR® GOLD TRUST (the “Trust”), dated as of November 12, 2004, and as amended from time to time, between World Gold Trust Services, LLC, as the sponsor of the Trust (the “Sponsor”), and The Bank of New York Mellon, as the trustee of the Trust (the “Trustee”).

WHEREAS, the Sponsor proposes to amend the Trust Indenture for the principal purpose of establishing a unitary fee structure under which the Sponsor will be responsible for the ordinary fees and expenses of the Trust in return for the Trust’s payment to the Sponsor of a fee of 0.40% per year of the daily net asset value of the Trust (the “First Proposal”). The Sponsor also proposes to amend the Trust Indenture to permit the Sponsor to employ affiliates to provide marketing and other services to the Trust (the “Second Proposal”). The Sponsor has determined that each of the First Proposal and the Second Proposal will require the consent of the DTC Participants acting on direction of the Beneficial Owners of at least 51% of the outstanding SPDR® Gold Shares of the Trust. To obtain this consent, the Sponsor arranged for a Consent Solicitation Statement, dated June 19, 2014, to be sent to the Beneficial Owners for purposes of soliciting their consent to the First Proposal and the Second Proposal;

WHEREAS, the Sponsor has received confirmation from the Trustee that Beneficial Owners holding at least 51% of the outstanding SPDR® Gold Shares of the Trust have consented to both the First Proposal and the Second Proposal;

WHEREAS, Section 10.01 of the Trust Indenture provides, in pertinent part, that the Sponsor and the Trustee may amend the Trust Indenture from time to time “with the consent of the DTC Participants acting on the direction of Beneficial Owners of at least 51% of the outstanding SPDR® Gold Shares to add provisions to or change or eliminate any of the provisions of this Agreement or to modify the rights of Beneficial Owners”; and

WHEREAS, all conditions and requirements necessary to make this Amendment a valid instrument that is legally binding on the parties hereto and on the Beneficial Owners have been satisfied.

NOW, THEREFORE, the Sponsor and the Trustee agree as follows:

1. A. The definition of “Adjusted Net Asset Value” set forth in Article I of the Trust Indenture is hereby deleted in its entirety.

B. Clauses (10), (12) and (13) of Section 2.01 of the Trust Indenture are hereby amended to read in their entirety as follows:

(10)	determine on each Business Day (i) the Creation Basket Gold Deposit Amount, as described in Sections 2.03 and 2.05, (ii) the valuation of Gold owned or to be received by the Trust, as described in Article IV and (iii) the Net Asset Value of the Trust and the Net Asset Value per SPDR® Gold Share, as described in Section 5.01;

* * *

(12)	accrue and pay certain charges of the Trust as described in Section 3.05, and sell Gold to raise cash to pay such charges pursuant to Section 3.05(c);

(13)	distribute to the Beneficial Owners any excess cash in the Cash Account, as described in Section 3.05(d);

C. Sections 3.05(a), (b) and (c) of the Trust Indenture are hereby amended to read in their entirety as follows:

Section 3.05. Expenses Assumed by the Sponsor; Certain Deductions and Distributions.

(a) Effective as of the date of this Agreement, the Sponsor shall be responsible for the payment of the following fees and expenses:

(1)	the fees for the Trustee’s ordinary services and the reimbursement of its customary and ordinary out-of-pocket expenses as set forth in Section 8.04;

(2)	subject to the prior written approval of the Sponsor, compensation paid to agents employed by the Trustee as permitted hereunder;

(3)	fees, expenses and other charges of the Initial Custodian payable by the Sponsor under the Allocated Bullion Account Agreement and the Unallocated Bullion Account Agreement and, subject to the prior written approval of the Sponsor, (i) other fees, expenses and charges for the custody, deposit or delivery of Gold and services related to the custody and safekeeping of Gold (exclusive of (y) fees for services to be performed by the Trustee and (z) any expenses borne by a Depositor or redeeming Participant as provided herein or in the Participant Agreement) and (ii) fees, expenses and charges charged by any other Custodian pursuant to a Custody Agreement.

(4)	expenses incurred in contacting Beneficial Owners in the manner described in Section 3.10 up to an aggregate amount for any fiscal year of $500,000;

(5)	audit and accounting fees and expenses of the Trust;

(6)	legal fees and expenses (including the costs of any litigation) of (i) the Sponsor and the Trust, (ii) the Custodian and (iii) the Trustee under Section 8.01(h), up to an aggregate amount for any fiscal year of $500,000;

(7)	fees paid to the Depository for custody of SPDR® Gold Shares;

(8)	federal and state annual fees in keeping the registration of SPDR® Gold Shares on a current basis pursuant to Section 10.02 for the issuance of Creation Baskets and the other fees and expenses described in Section 10.02, including fees and expenses related to the registration, qualification, maintenance or discontinuance of the SPDR® Gold Shares for offering and sale, the listing, maintenance or discontinuance of the SPDR® Gold Shares on the Exchange or one or more other exchanges or securities markets and the preparation and filing of the Trust’s periodic and other reports or documents required under federal, state or foreign securities or other laws;

(9)	expenses relating to the printing and distribution of marketing materials describing the Trust and SPDR® Gold Shares (including associated legal, consulting, advertising and marketing costs and other out-of-pocket expenses);

(10)	fees of the Initial Marketing Agent and the out-of-pocket expenses of the Initial Marketing Agent as provided in Section 3.08(b);

(11)	expenses related to the maintenance of a website for the Trust, including licensing costs, and the marketing of the SPDR® Gold Shares by the Sponsor, as provided for by Section 7.04; and

(12)	any other expenses expressly payable by the Sponsor under this Agreement.

(b) The following charges are or may be accrued and paid by the Trust:

(1)	the Sponsor’s fees as set forth in Section 7.04;

(2)	expenses and other charges of the Initial Custodian payable by the Trustee on behalf of the Trust under the Allocated Bullion Account Agreement and the Unallocated Bullion Account Agreement

(including (i) any relevant taxes, duties and governmental charges and (ii) the obligation to indemnify the Initial Custodian) and, subject to the prior written approval of the Sponsor, (i) other expenses and charges for the custody, deposit or delivery of Gold and services related to the custody and safekeeping of Gold and (ii) expenses and charges charged by other Custodian pursuant to a Custody Agreement;

(3)	the expenses of the Trustee described in Section 8.04(b) and the fees of the Trustee for extraordinary services performed under this Agreement;

(4)	taxes, as provided herein, and various other governmental charges;

(5)	any taxes, fees and charges payable by the Trustee with respect to Creation Baskets or Redemption Baskets;

(6)	any taxes or other governmental charges imposed on the Sponsor in respect of the Trust, its assets, including Gold, or the SPDR® Gold Shares;

(7)	expenses and costs of any action taken by a Trustee Indemnified Party or a Sponsor Indemnified Party to protect the Trust and the rights and interests of Beneficial Owners;

(8)	indemnification of the Trustee or the Sponsor as provided in this Agreement, including in Sections 7.05 and 8.05;

(9)	expenses incurred in contacting Beneficial Owners in the manner described in Section 3.10 exceeding an aggregate amount for any fiscal year of $500,000;

(10)	reimbursement of the Underwriter, the Marketing Agent and the Participants in respect of unpaid indemnification obligations of the Sponsor as provided in Section 10.05;

(11)	the amount of any legal fees and expenses (including the costs of any litigation) of (i) the Sponsor and the Trust, (ii) the Custodian and (iii) the Trustee under Section 8.01(h) in excess of an aggregate amount for any fiscal year of $500,000; and

(12)	all other expenses of the Trust not assumed by the Sponsor under Section 3.05(a), including all such other expenses identified as chargeable to the Trust under this Agreement.

(c) The Trustee shall, when directed by the Sponsor, and, in the absence of such direction, may, in its discretion, sell Gold in such quantity and at such times as may be necessary to permit payment of the expenses of the Trust, including any of the expenses enumerated in subsection (b) above. The Trustee is conclusively authorized to sell Gold at such times and in the smallest amounts required to permit payment of expenses as they come due, it being the intention to minimize the Trust’s holdings of assets other than Gold. Neither the Trustee nor the Sponsor shall have any liability for loss or depreciation resulting from sales of Gold so made. Further, the Trustee shall not be liable or responsible in any way for depreciation or loss incurred by reason of any sale made pursuant to the Sponsor’s direction.

D. The last sentence of Section 3.06 of the Trust Indenture is hereby amended to read in its entirety as follows:

The cost of the preparation and distribution of the annual report shall be paid by the Sponsor under Section 3.05(a).

E. Sections 3.08(a) and (b) of the Trust Indenture are hereby amended to read in their entirety as follows:

Section 3.08. Counsel; Marketing Agent; Sponsor Activities.

(a) The Sponsor may from time to time employ counsel to act on behalf of the Trust and perform any legal services in connection with the Gold and the Trust, including any legal matters relating to the possible disposition or acquisition of any Gold. The fees and expenses of such counsel shall be paid by the Sponsor or the Trust as provided in Sections 3.05(a) and (b).

(b) To assist the Sponsor in marketing SPDR® Gold Shares, which assistance shall include but shall not be limited to the developing and executing a marketing plan and preparing marketing materials, the Sponsor shall enter into a Marketing Agent Agreement with the Initial Marketing Agent in the form annexed as Exhibit E-2 hereto concurrently with the execution of this Agreement. The Sponsor may also from time to time employ such other additional or successor Marketing Agent(s) on such terms and conditions as the Sponsor determines. The Initial Marketing Agent is entitled to receive from the Sponsor fees for its ordinary services in accordance with a separate written agreement between the Sponsor and the Initial Marketing Agent. The Initial Marketing Agent is entitled to receive reimbursement from the Sponsor for its out-of-pocket expenses in accordance with a separate written agreement between the Sponsor and the Initial Marketing Agent. The fees and expenses of any successor or additional Marketing Agent(s) shall be paid or reimbursed by the Sponsor in such manner as the Sponsor may determine from time to time. The Sponsor shall not be answerable for the default or misconduct of the Initial Marketing Agent and shall not be answerable for the default or misconduct of any successor or additional Marketing Agent(s) if the Sponsor shall have selected such successor or additional Marketing Agent(s) with reasonable care. The Trustee shall have no liability for the terms, value or validity of any agreement entered into by the Sponsor with a Marketing Agent or for the default or misconduct of any Marketing Agent. So long as the Marketing Agent Agreement with the Initial Marketing Agent shall be in effect, the name of the Trust shall be that identified in the preamble hereto, except to the extent the Sponsor and the Initial Marketing Agent shall otherwise determine.

F. The following new Section 3.08(c) is hereby added to the Trust Indenture:

(c) To assist the Sponsor in marketing the SPDR® Gold Shares and in other activities, the Sponsor may employ one or more of its affiliates to carry out marketing and other activities for the Trust, subject to Section 7.04.

G. Section 3.10(f) of the Trust Indenture is hereby amended to read in its entirety as follows:

(f) As described above, the Trustee will recognize the Depository or its nominee as the owner of all SPDR® Gold Shares for all purposes except as expressly set forth in this Agreement. Conveyance of all notices, statements and other communications to Beneficial Owners will be effected as follows. Pursuant to the Depository Agreement, the Depository is required to make available to the Trustee upon request a listing of the SPDR® Gold Share holdings of each DTC Participant. The Trustee shall inquire of each such DTC Participant as to the number of Beneficial Owners holding SPDR® Gold Shares, directly or indirectly, through such DTC Participant. The Trustee shall provide each such DTC Participant with sufficient copies of such notice, statement or other communication, in such form, number and at such place as such DTC Participant may reasonably request, in order that such notice, statement or communication may be transmitted by such DTC Participant, directly or indirectly, to such Beneficial Owners. In addition, the Sponsor or the Trust, as provided by Sections 3.05(a) and (b), shall pay to each such DTC Participant an amount as reimbursement for the expenses attendant to such transmittal, all subject to applicable statutory and regulatory requirements.

H. Section 5.01 of the Trust Indenture is hereby amended to read in its entirety as follows:

Section 5.01. Trust Evaluation.

As of the Evaluation Time on each Business Day, the Trustee shall subtract all accrued but unpaid fees, expenses and other liabilities of the Trust from the total value of the Gold determined by the Trustee pursuant to Section 4.01 and all other assets of the Trust (other than any amounts credited to the Reserve Account). The resulting figure is the “Net Asset Value” of the Trust. The Trustee shall also divide the Net Asset Value of the Trust by the number of SPDR® Gold Shares outstanding as of the Evaluation Time on the date of the evaluation then being made, which figure is the “Net Asset Value per SPDR® Gold Share.” For purposes of this Section 5.01: (i) SPDR® Gold Shares deliverable under a Purchase Order shall be considered to be outstanding beginning on the first Business Day following the Purchase Order Date therefor;

and (ii) SPDR® Gold Shares deliverable under a Redemption Order shall not be considered to be outstanding on and after the first Business Day following the Redemption Order Date therefor. Fractions smaller than $0.01 shall be disregarded in such evaluations.

Net Asset Value and Net Asset Value per SPDR® Gold Share shall be computed in accordance with generally accepted accounting principles in the United States. The Trustee’s estimation of accrued but unpaid fees, expenses and liabilities shall be conclusive upon all persons interested in the Trust and no revision or correction in any computation made pursuant to this Agreement shall be required by reason of any difference in amounts estimated from those actually paid.

I. Section 7.04 of the Trust Indenture is hereby amended to read in its entirety as follows:

Section 7.04. Compensation of the Sponsor.

As compensation for performing services under this Agreement and services provided in connection with the maintenance of a web site for the Trust, including licensing costs, and with the marketing of SPDR® Gold Shares, and for the payment by the Sponsor of the fees and expenses identified in Section 3.05(a), the Sponsor shall receive a fee in an amount per annum equal to 0.40% of (i) the total value of the Gold determined by the Trustee pursuant to Section 4.01 and all other assets of the Trust (other than any amounts credited to the Reserve Account) less (ii) accrued but unpaid fees, expenses and liabilities of the Trust as of the Business Day prior to the day for which the fee is computed, which fee shall be computed and accrue daily and be paid monthly in arrears. The Sponsor is entitled to receive reimbursement from the Trust for expenses incurred by it to the extent such expenses are chargeable to the Trust under Section 3.05(b), except that the Sponsor is not entitled to charge the Trust for fees of agents for performing services the Sponsor is required to perform under this Agreement. The Trustee shall have no liability or responsibility for amounts paid to the Sponsor pursuant to this Section 7.04. The Sponsor may, at its sole discretion and from time to time, waive all or a portion of its fee payable under this Section 7.04 for such periods of time as shall be specified in the Sponsor’s written notice of such fee waiver to the Trustee. The Sponsor is under no obligation to waive its fees hereunder, and any such waiver shall create no obligation to waive fees during any period not covered by the applicable waiver. Any fee waiver by the Sponsor shall not operate to reduce the Sponsor’s obligations hereunder.

J. Section 8.01(h) of the Trust Indenture is hereby amended to read in its entirety as follows:

(h) Advice of Counsel. The Trustee may consult with legal counsel of its own choosing, at the expense of the Sponsor or the Trust as provided by Sections 3.05(a) and (b), as to any matter relating to this Agreement, and the Trustee shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

K. Section 8.01(r) of the Trust Indenture is hereby amended to read in its entirety as follows:

(r) Trustee’s Liability for Custodial Services and Agents. Subject to Section 3.02 hereof, the Trustee shall not be answerable for the default of the Initial Custodian or any Custodian employed at the direction of the Sponsor or selected by the Trustee with reasonable care. The Trustee may also employ custodians for Trust assets other than Gold, agents, attorneys, accountants, auditors and other professionals and shall not be answerable for the default or misconduct of any such custodians, agents, attorneys, accountants, auditors and other professionals if such custodians, agents, attorneys, accountants, auditors or other professionals shall have been selected with reasonable care. The fees and expenses charged for custody, deposit or delivery of Gold and services related to the custody and safekeeping of Gold by any Custodian (including, for avoidance of doubt, any fees paid to the Initial Custodian under the Allocated Bullion Account Agreement and Unallocated Bullion Account Agreement) or by any agents, attorneys, accountants, auditors or other professionals, and expenses reimbursable to any Custodian pursuant to a Custody Agreement are payable by the Sponsor or the Trust as provided by Sections 3.05(a) and (b). Fees paid for custody of assets other than Gold shall be an expense of the Trustee.

L. Sections 8.02(c) and (d) of the Trust Indenture are hereby amended to read in their entirety as follows:

(c) The Trustee shall make such elections, file such tax returns, and prepare, disseminate and file such tax reports, as it is advised by its counsel or accountants are from time to time required by any statute, rule or regulation of the United States, any State or political subdivision thereof, or other jurisdiction having taxing authority in respect of the Trust or its administration. The expense of accountants employed to prepare tax returns and tax reports shall be paid by the Sponsor.

(d) The accounts of the Trust shall be audited, as required by law and as may be directed by the Sponsor, by independent certified public accountants designated from time to time by the Sponsor and the cost of such audit shall be paid by the Sponsor. The report of such accountants shall be furnished by the Trustee to Beneficial Owners upon request.

M. Sections 8.04(a) and (b) of the Trust Indenture are hereby amended to read in their entirety as follows:

Section 8.04. Compensation of Trustee.

(a) The Trustee is entitled to receive from the Sponsor fees for its ordinary services under this Agreement and reimbursement for its customary and ordinary out-of-pocket expenses incurred under this Agreement in accordance with a separate written agreement between the Sponsor and the Trustee.

(b) The Trustee is entitled to charge the Trust for all expenses incurred by it under this Agreement, including expenses identified as charges to the Trust under Section 3.05(b) or otherwise in this Agreement, except for (i) amounts specified in the preceding Section 8.04(a) and (ii) fees of agents for performing services the Trustee is required to perform under this Agreement.

N. Numbered clause (i) in Section 9.01(c) of the Trust Indenture is hereby amended to read in its entirety as follows:

Upon receipt of proceeds from the sale of the last Gold held hereunder, the Trustee shall:

(i)	pay to itself individually from the Trust an amount equal to the sum of (1) any compensation due it for extraordinary services, (2) any advances made but not yet repaid and (3) reimbursement of any other disbursements (other than disbursements to be paid by the Sponsor under Section 8.04(a)) as provided herein;

O. The last sentence of Section 10.02 of the Trust Indenture is amended to read in its entirety as follows:

Fees and expenses related to the registration, qualification, maintenance or discontinuance of the SPDR® Gold Shares for offering and sale, the listing, maintenance or discontinuance of the SPDR® Gold Shares on the Exchange and on one or more other exchanges or securities markets, the preparation and filing of the Trust’s periodic and other reports required under federal, state or foreign securities or other laws, registration charges, blue sky fees, printing costs, mailing costs, attorney’s fees, and other miscellaneous out-of-pocket expenses related to the activities described in this Section 10.02 shall be borne by the Sponsor in the manner provided for by Section 3.05(a).

P. Section 10.03(b) of the Trust Indenture is amended to read in its entirety as follows:

(b) The Sponsor shall be responsible for the cost of such licenses in accordance with Section 3.05(a).

Q. Section 10.06 of the Trust Indenture is hereby deleted in its entirety. The remaining subsequent Sections of Article X of the Trust Indenture and any other references to Sections 10.07 to 10.15 of the Trust Indenture shall be deemed renumbered accordingly to reflect such deletion.

2. Except as modified by this Amendment, the Trust Indenture shall remain unmodified and in full force and effect.

3. Capitalized terms used but not defined in this Amendment shall have the meanings assigned to such terms in the Trust Indenture.

4. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but together shall constitute one and the same amendment.

5. This Amendment shall be effective as of July 17, 2015.

[Signature Page Follows]

IN WITNESS WHEREOF, the Sponsor and the Trustee have duly executed and delivered this Amendment as of the date first above written.

WORLD GOLD TRUST SERVICES, LLC, as Sponsor

By:	/s/ William Rhind
Name:	William Rhind
Title:	Chief Executive Officer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Stephen Cook
Name:	Stephen Cook
Title:	Managing Director

[Signature Page to Amendment No. 6 to

Trust Indenture of SPDR® GOLD TRUST]

SPDR® GOLD TRUST

Notice of Amendment of Trust Indenture

Effective as of July 17, 2015, the Trust Indenture was amended to provide that, in return for the Trust’s payment to the Sponsor of a fee of 0.40% per year of the daily net asset value, or daily NAV, of the Trust, as calculated for compensation purposes, the Sponsor will be responsible for all ordinary fees and expenses of the Trust.

This notice is provided as directed by the Trust Indenture. No action by owners of SPDR® Gold Shares is required.

The Bank of New York Mellon

Trustee